Exhibit 5.1

355 South Grand Avenue, Suite 100 Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com FIRM / AFFILIATE OFFICES
August 27, 2018	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Encore Capital Group, Inc.

3111 Camino Del Rio North, Suite 103

San Diego, California 92108

Re: Encore Capital Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to Encore Capital Group, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), having an aggregate offering price of up to $50,000,000, pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2018 (Registration No. 333-226189) (ii) a base prospectus, dated July 16, 2018 (the “Base Prospectus”), (iii) a related prospectus supplement to be filed with the Commission on the date hereof pursuant to Rule 424(b) under the Act (together with Base Prospectus, the “Prospectus”) and (iv) that certain equity distribution agreement, dated August 27, 2018, among the Company, Credit Suisse Securities (USA) LLC and SunTrust Robinson Humphrey, Inc. (the “Equity Distribution Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (“DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

August 27, 2018

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon the completion of all Corporate Proceedings (as defined below) relating to the Shares, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in accordance with the Corporate Proceedings and the terms of the Equity Distribution Agreement, the Shares to be issued and sold by the Company pursuant to the Equity Distribution Agreement will be duly authorized by all necessary corporate action of the Company and such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) upon the issue of any of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Restated Certificate of Incorporation, (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (iii) certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Directors of the Company, a committee of the Board of Directors of the Company or by authorized officers of the Company in accordance with the DGCL, the Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, certain resolutions of the Board of Directors of the Company and certain resolutions of a committee of the Board of Directors of the Company (with such approvals referred to herein as the “Corporate Proceedings”) prior to issuance thereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated August 27, 2018 and to the reference to our firm contained in the Registration Statement and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP